UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2015

LIQUID HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36024	46-3252142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 River Street

Suite 1204

Hoboken, New Jersey 07030

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 293-1836

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 8, 2015, Mr. Brian Storms tendered his resignation as a member of the Board of Directors (the “Board”) of Liquid Holdings Group, Inc. (the “Company”). He also resigned from his position as a Vice Chairman of the Company. Mr. Storms’s resignation was not due to any disagreement with the Company, the Board or the Company’s management.

In connection with his resignation, Mr. Storms and the Company have agreed that the “Transition Period” under the Transition Agreement, dated as of March 1, 2015, between Mr. Storms and the Company (the “Transition Agreement”) shall end as of September 8, 2015. Mr. Storms has also agreed to forego 519,474 restricted stock units granted to him under the Company’s 2012 Amended and Restated Stock Incentive Plan as well as any additional compensation as an employee of the Company. The Company has also agreed to pay Mr. Storms $125,000, subject to standard employment-tax withholding, and to terminate the sales restrictions on his holdings of the Company’s common stock that were set forth in Section 6 of the Transition Agreement. The provisions of the Company’s Bylaws concerning indemnification and advancement of expenses will continue to apply to Mr. Storms in accordance with their terms.

A copy of a letter agreement setting forth the foregoing terms is attached hereto as Exhibit 10.1, and the description above is qualified entirely by the terms of said letter agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being filed as part of this report:

Exhibit No.	Description

10.1	Letter Agreement, dated September 8, 2015, between Liquid Holdings Group, Inc. and Brian Storms

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUID HOLDINGS GROUP, INC.

Date: September 9, 2015

	By:	/s/ Peter R. Kent
Name: Peter R. Kent
Title: Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated September 8, 2015, between Liquid Holdings Group, Inc. and Brian Storms